UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
⌧	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Servotronics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
⌧ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Date:	May 16, 2023

To:	All Servotronics Employees

From:	William F Farrell, Jr. - CEO

Re:	Proxy Contest

To Our Valued Employees,

We are writing to explain to you some of the basic voting mechanics you should be aware of for this year’s Annual Meeting of Shareholders taking place on Friday, June 9, 2023. As you are likely aware, we are facing a proxy contest against an activist investor, Star Equity, which is seeking to replace two members of Servotronics’ Board of Directors. Both the Company and Star Equity are actively soliciting votes from Servotronics’ shareholders, including our employees who are also investors and/or participants in our Employee Stock Ownership Plan (ESOP). The Company is soliciting votes in support of our existing six members of the Servotronics Board using a BLUE universal proxy card, and Star Equity is soliciting votes for its two nominees using its universal proxy card (referred to as a “white proxy card”).

You May Receive Multiple Solicitations

Unlike in prior years, due to the proxy contest, you may receive – or may have already received – mailed proxy solicitation materials, including proxy cards, emails from your broker, and phone calls from multiple proxy solicitors representing the Company or Star Equity directly soliciting your votes. Your Board recommends that you only vote your BLUE proxy card to support your Board and management team. We recommend that you do not engage with anyone asking you to vote on any white proxy card sent to you by Star Equity.

How to Support Management

Please support your Board and management team by voting “FOR” all of the Board’s nominees on the BLUE proxy card that has been sent out by Servotronics. Your Board does not endorse either of Star Equity’s two nominees and strongly urges you to discard and NOT sign or return any white proxy card sent to you by Star Equity or InvestorCom LLC, its proxy solicitor. Voting to “WITHHOLD” your vote with respect to the nominees on any white proxy card that is circulated by or on behalf of Star Equity is not the same as voting for the Company’s director nominees, because a vote to “WITHHOLD” with respect to any of the nominees on a white proxy card will revoke any previous proxy submitted by you on the BLUE proxy card. Only the latest-dated proxy card that you vote on will count. If you have already submitted a white proxy card, or if you are unsure of how you have previously voted, you can vote again on the Company’s BLUE proxy card.

1110 Maple Road, PO Box 300 | Elma, New York 14059-0300 | 716-655-5990 | www.servotronics.com

How to Vote

Voting is easy by Internet or mail, and early voting helps the Company. We’ve provided instructions on how to vote for Servotronics on the BLUE proxy card in our proxy statement and in our solicitation materials. Please be on the lookout for these communications from us as we keep you informed throughout this annual meeting period. If you have any questions, do not hesitate to reach out to me or the Company’s proxy solicitors, Georgeson LLC, toll-free at 1 (866)-767-8867.

We appreciate your continued focus and thank you for your support and urge you all to get out there and vote FOR ALL Servotronics directors on the BLUE proxy card as soon as possible!

Regards,

William F. Farrell, Jr.

Chief Executive Officer

Additional Information and Where to Find It

Servotronics has filed with the SEC a definitive proxy statement on Schedule 14A on May 1, 2023, containing a form of BLUE universal proxy card, and other relevant documents with respect to its solicitation of proxies for Servotronics’ 2023 annual meeting of shareholders (the “2023 Annual Meeting”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING BLUE PROXY CARD FILED BY SERVOTRONICS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Servotronics free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Servotronics are also available free of charge by accessing Servotronics’ website at www.servotronics.com.

Participants to the Solicitation

Servotronics, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Servotronics in connection with matters to be considered at the 2023 Annual Meeting. Information about Servotronics’ executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in Servotronics’ definitive proxy statement for the 2023 Annual Meeting, which was filed with the SEC on May 1, 2023. To the extent holdings of Servotronics securities reported in the definitive proxy statement for the 2023 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.